EXHIBIT 10.15

GUARANTEE AND SUPPORT AGREEMENT

BETWEEN

IBERDROLA, S.A.

AND

SCOTTISHPOWER HOLDINGS, INC.

This Guarantee and Support Agreement, made the 3 day of April, 2008, by and between IBERDROLA, S.A., a corporation (sociedad anonima) organized and existing under the laws of the Kingdom of Spain (“Parent”) and SCOTTISHPOWER HOLDINGS, INC., (“SPHI”) a corporation organized under the laws of the State of Delaware in the United States of America.

WITNESSETH:

WHEREAS, Parent is currently the beneficial owner, directly or indirectly, of one hundred percent (100%) of the outstanding common stock of SPHI;

WHEREAS, Parent and SPHI desire to take certain actions to enhance and maintain the financial condition of SPHI as hereinafter set forth in order to enable SPHI to guarantee certain obligations of certain Parent Subsidiaries (as hereinafter defined); and

WHEREAS, third party creditors and Obligees (as hereinafter defined) will rely upon this Agreement in making loans, extending credit or otherwise conducting business with Parent Subsidiaries and SPHI;

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. For purposes of this Agreement:

(a) “Guarantee” means any obligation, contingent or otherwise, of SPHI directly or indirectly guaranteeing (i) any indebtedness of any Parent Subsidiary or (ii) any payment or performance obligation, direct or indirect, contingent or otherwise, of any Parent Subsidiary, in the case of this clause (ii): (A) to purchase or pay (or advance or supply funds for the purchase or payment of) any indebtedness or payment obligation of any other Parent Subsidiary (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or (B) entered into for the purpose of assuring in any other manner the obligee of any indebtedness or payment or performance obligation of any other Parent Subsidiary of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The term “Guarantee” used as a verb has a correlative meaning.

(b) “OTC Guarantee” means any Guarantee issued by SPHI in connection with any commodities trading arrangement consummated between any Parent

Subsidiary and a trading counterparty pursuant to a master trading agreement as used in the U.S. with respect to energy, fuels, environmental commodities, and derivatives markets, including, but not limited to, the Edison Electric Institute Master Power Purchase and Sale Agreement, the North American Energy Standards Board Base Contract for Sale and Purchase of Natural Gas, the International Swaps and Derivatives Association Master Agreement, the Western Systems Power Pool Agreement, and the Emissions Marketing Association Master Agreement for the Purchase and Sale of Emission Products.

(c) “Obligations” means, subject to the provisions of paragraph 6 of this Agreement, any obligations set forth in a Guarantee issued by SPHI, or obligations of SPHI to pay interest, principal or premium, if any, on any of its indebtedness for money borrowed. “Obligations” excludes any obligation set forth in a Scottish Power Finance (US), Inc. (“SPFUS”) guarantee. Unless assumed by SPHI in writing, “Obligations” shall not include any obligation or guarantee issued by Scottish Power Finance (US), Inc. or any other affiliate or subsidiary of SPHI.

(d) “Obligee” means any person, firm, corporation or other entity that is the beneficiary of an Obligation, including any person, firm, corporation or other entity that is a beneficiary of an Obligation, or any person, firm, corporation or other entity which is acting as a trustee or authorized representative on behalf of such person, firm, corporation or other entity.

(e) “Parent Subsidiary” means any corporation, association, partnership or other business entity which is either: (i) a direct or indirect subsidiary of Parent or (ii) an affiliate of Parent that is under the management of Parent or any other Parent Subsidiary.

(f) “Business Day” means any day upon which the clearing banks in both the city of Madrid (Spain) and the city of New York, New York, USA are open for business.

2. Execution and Delivery of this Agreement. Parent and SPHI represent that the execution and delivery of this Agreement has been duly authorized by Parent and SPHI and this Agreement will constitute the legal, valid and binding obligations of the parties hereto in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3. Stock Ownership. Parent, through subsidiaries, currently indirectly owns 100% of the voting stock of SPHI and, at all times during the term of this Agreement shall continue to beneficially own, directly or indirectly, more than 50% of the voting stock of SPHI.

4. Liquidity Provision.

(a) If, at any time during the term of this Agreement, SPHI is unable to make payment on any Obligation (including any payment obligation set forth in a guarantee issued by SPHI, or of interest, principal or premium, if any, on any of its indebtedness for money borrowed) on the due date for payment of such Obligation, Parent guarantees to make due and punctual payment of such unpaid Obligation pursuant to this paragraph 4.

(b) If SPHI is informed by any Parent Subsidiary that such Parent Subsidiary will be unable to meet any underlying obligation guaranteed by SPHI that is an Obligation under this Agreement and SPHI shall not be able at that time to discharge the same from its own resources, SPHI shall deliver to Parent a written request for funds from Parent (a “Payment Request”) (i) specifying (A) which of the Obligations has not been performed or is unable to be performed, and (B) the amount, if any, due and payable to the applicable Obligee together with the name of such Obligee and the due date for payment for such amount, and (ii) accompanied by a certificate from a duly authorized signatory of SPHI confirming the accuracy of the foregoing. In the case of OTC Guarantees, the Payment Request shall be provided to Parent no later than two (2) Business Days prior to the relevant due date for payment. In the case of any other Obligation, the Payment Request shall be provided no later than five (5) Business Days prior to the relevant due date for payment. Upon receipt of the Payment Request, Parent shall remit funds to SPHI in an amount necessary to meet the Payment Request to enable discharge of the relevant Obligations on the relevant due date for payment.

(c) If SPHI is unable to make payment in connection with any Obligation consisting solely of an obligation to pay interest, principal or premium, if any, on any of its indebtedness for money borrowed, SPHI shall deliver to Parent a Payment Request (i) specifying (A) which such Obligation has not been performed or is unable to be performed, and (B) the amount, if any, due and payable to the applicable Obligee together with the name of such Obligee and the due date for payment for such amount, and (ii) accompanied by a certificate from a duly authorized signatory of SPHI confirming the accuracy of the foregoing. Such Payment Request shall be provided no later than five (5) Business Days prior to the relevant due date for payment. Upon receipt of the Payment Request, Parent shall remit funds to SPHI in an amount necessary to meet the Payment Request to enable discharge of the relevant Obligation on the relevant due date for payment.

(d) SPHI and Parent each hereby acknowledge that any funds provided by Parent pursuant hereto shall be used solely to make payments that are due and payable to the Obligee identified by SPHI pursuant to clause (b) or (c) above, as applicable, and not for any other purposes.

(e) If funds are advanced to SPHI as a loan, such loan shall be on such terms and conditions, including maturity and rate of interest, as Parent and SPHI shall agree. Notwithstanding the foregoing, any such loan shall be subordinated in all respects to any and all Obligations of SPHI, whether or not such Obligations are outstanding at the time of such loan.

(f) Except as expressly set forth in paragraphs 13, 14, 15, and 16 of this Agreement, Parent agrees that its Obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, on any Obligation by Parent required hereunder is rescinded or must otherwise be restored by any Obligee upon the bankruptcy or reorganization of SPHI or otherwise.

5. Waivers. Parent hereby waives any failure or delay on the part of SPHI in asserting or enforcing any of its rights or in making any claims or demands hereunder. Parent waives presentation to, demand of, payment from and protest to SPHI of any of the Obligations and also waives notice of protest for nonpayment. Parent waives notice of any default under the Obligations. The Obligations of Parent hereunder shall not be affected by (a) the failure of any Obligee to assert any claim or demand or to enforce any right or remedy against SPHI with respect to the Obligations; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, provided that Parent shall have no Obligations for any Obligation assumed by SPHI after the date that this Agreement has been terminated; (c) the failure of any Obligee to exercise any right or remedy against any other guarantor of the Obligations; or (d) any other circumstance which might otherwise constitute a defense to fulfillment of Parent’s Obligations hereunder, except willful misconduct or fraud of the Obligee or a third party other than an affiliate of SPHI. SPHI may at any time, without Parent’s consent and without affecting or impairing SPHI’s or Parent’s Obligations hereunder, do any of the following with respect to any applicable Obligations pursuant to the terms thereof: (i) make changes, modifications, amendments or alterations, by operation of law or otherwise; (ii) grant renewals and extensions of time, for payment or otherwise; (iii) accept new or additional documents, instruments or agreements relating to or in substitution of said Obligations; or (iv) otherwise handle the enforcement of their respective rights and remedies in accordance with its business judgment; provided that SPHI shall provide ten (10) days prior written notice to Parent of any of the foregoing; provided further, that any noncompliance by SPHI with the covenant in the foregoing proviso shall not have any force or effect with respect to the obligations of Parent hereunder. The foregoing terms and provisions of this paragraph 5 are in each case subject to paragraphs 13, 14, 15, and 16 of this Agreement.

6. Amendment and Termination.

(a) This Agreement may be amended at any time by written agreement signed by both parties; provided, that where any such amendment adversely affects the rights or entitlements of an Obligee, no such amendment to the provisions of paragraphs 4, 5, 6 or 7 of this Agreement shall take effect with respect to that Obligee unless the Obligee consents in writing to such amendment.

(b) Parent may terminate this Agreement at any time by giving SPHI sixty (60) days’ prior written notice. On the expiry of such notice period this Agreement shall terminate without further action by SPHI or Parent. Termination of this Agreement shall be without prejudice to Parent’s liability for any Obligations in existence as at the date of such termination; provided, however, that no liability shall arise hereunder in respect of any guarantee issued by SPHI, any transaction or any other agreement entered into between SPHI and any Obligee or any third party after the date of such termination notice (including the creation, variation, extension or increase in the liability of any such Obligations (or any documentation constituting the same) then in existence.

7. Rights of Obligee. Any Obligee shall have the right to demand that SPHI enforce its rights under paragraph 4, 5 and 6 of this Agreement. If SPHI fails or refuses to take timely action to enforce its rights under paragraphs 4, 5 or 6 of this

Agreement or if SPHI defaults in the payment of any Obligation owed to an Obligee on the relevant due date for payment, such Obligee may proceed directly against Parent to enforce SPHI’s rights under paragraphs 4, 5 and 6 of this Agreement or to obtain payment by Parent directly to Obligee of such Obligation owed to such Obligee, in which case Parent, subject to its rights under paragraph 16, shall pay directly to the applicable Obligee the amount necessary to enable discharge of the relevant Obligations. Obligee can only proceed directly against Parent if and when Obligee provides Parent with a Notice of Claim specifying (i) which of the Obligations has not been performed; and (ii) the amount, if any, due and payable to the Obligee together with the name of such Obligee and the due date for payment for such amount. The Notice of Claim shall include a certificate from a duly authorized officer of Obligee confirming the accuracy of the foregoing.

8. Consideration. In consideration for Parent undertaking its obligations to SPHI under this Agreement, SPHI agrees to pay to Parent, on or prior to the sixtieth (60th) day after the end of each fiscal year of SPHI during the term of this Agreement, an amount in cash equal to the product obtained by multiplying (a) the sum of the aggregate face value of Obligations of SPHI relating to OTC Guarantees and the aggregate exposure of SPHI to any Obligations associated with Guarantees issued to support structured transactions for which Parent provided any support pursuant to paragraph 4 of this Agreement during the preceding fiscal year of SPHI, times (b) fifty basis points (0.50%).

9. Covenants of SPHI. SPHI shall take steps to verify with those Parent Subsidiaries on whose behalf SPHI shall have Obligations from time to time that the underlying obligations will be duly and punctually discharged on the due date for payment or if such obligations are contingent liabilities that such liabilities are not due.

10. Notices. Any notice, instruction, request, consent, demand or other communication required or contemplated by this Agreement shall be in writing, shall be given or made or communicated by courier, facsimile transmission or hand delivery, addressed as follows:

If to Parent:	Iberdrola, S.A. Director of Treasury Tomas Redondo, 1
28033 Madrid Spain
Fax No.: 34 (91) 466.45.77

With a copy to: Iberdrola, S.A.
The Company Secretary Tomas Redondo, 1
28033 Madrid Spain
Fax No.: 34 (91) 784.28.70

If to SPHI:	ScottishPower Holdings, Inc.
1125 NW Couch Street Suite 700
Portland, OR 97209 USA
Attention: General Counsel Fax No. (001) 503-796-6904

11. Successors; No Third Party Beneficiaries.

(a) Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by any party without the prior written consent of the other party hereto. Any assignment or transfer without such consent shall be null and void and of no effect. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Parent may assign this Agreement to Iberdrola Renovables S.A (“IER”); provided, however, that such assignment may not be completed until IER has received an investment grade long-term senior unsecured debt rating or corporate or issuer rating from either Standard & Poors Rating Group (a division of McGraw-Hill, Inc.) or Moody’s Investor Services, Inc.

(b) Except for the rights of Obligee specifically contemplated hereunder, and in any event subject to the conditions and limitations set forth herein (including, without limitation, the provisions of paragraphs 13, 14, 15, and 16), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder, whether as third party beneficiaries or otherwise.

12. Governing Law and Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws, other than Section 5-1401 of the New York General Obligations Law, which shall apply to this Agreement. Parent hereby, to the extent permitted by law, (a) submits to the exclusive jurisdiction of the federal District Court for the Southern District of New York and the state courts of the State of New York with respect to any proceeding by SPHI or an Obligee against Parent pursuant to the Agreement and stipulates that venue is proper in the Court as well and (b) agrees that any final and unappealable judgment against Parent in any proceeding contemplated above shall be enforceable in the United States or Canada by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each Obligee, by accepting the benefits of this Agreement, hereby (y) submits to the exclusive jurisdiction of the federal District Court for the Southern District of New York and the state courts of the State of New York and (z) agrees to bring any action, suit, claim or other legal proceeding arising under, or in connection with, this Agreement only in the federal District Court for the Southern District of New York or the state courts of the State of New York, in each case to the extent permitted by law.

13. Limited Liability. Notwithstanding any provision in any documentation constituting an Obligation, Parent shall not be liable to SPHI or any Obligee whether in contract, tort (including negligence) or otherwise, for any loss of use (whether partial or total), loss of profits, loss of contracts or indirect or consequential loss or damage whatsoever and howsoever arising which is suffered by SPHI or any Obligee which is directly or indirectly connected with the Obligations or the non performance thereof, in each case to the extent so permitted by applicable law. Nor, without prejudice or limitation to the foregoing, shall Parent be liable to SPHI or any Obligee in contract, tort (including negligence) or otherwise for any loss or damage or fine of a punitive or exemplary nature, in each case to the extent so permitted by applicable law.

14. Aggregate Liability. The liabilities and obligations of Parent to SPHI or any Obligee under the provisions of this Agreement shall not either individually or when aggregated together be greater or different in character or extent to the respective liabilities or obligations of SPHI or the applicable Parent Subsidiaries to the respective Obligees from time to time in terms of the relevant Obligations, in each case to the extent so permitted by applicable law.

15. Lapse. Where SPHI has failed to provide a Payment Request within twelve (12) months of the applicable due date or an Obligee has failed to provide a Notice of Claim to Parent pursuant to paragraph 7 of this Agreement within the later of twelve (12) months of SPHI’s failure to enforce its rights under paragraph 4, 5 and 6 of this Agreement with respect to an Obligation and SPHI’s default in the payment of any Obligation, then any claim that should have been made against Parent in respect of such Obligation will lapse and Parent shall be released from any liability in respect of that Obligation, in each case to the extent so permitted by applicable law.

16. Access to Defenses. In any action brought by SPHI against Parent under this Agreement, Parent may exercise and assert all defenses, rights of set-off, counterclaims and other rights to which SPHI or any Parent Subsidiary is or may be entitled under the Obligations (or any documentation constituting the same) as if the action had been brought by an Obligee against SPHI or the applicable Parent Subsidiary, in each case to the extent so permitted by applicable law. Parent does not waive and may exercise any defenses, rights of set-off, counterclaims and other rights to which SPHI or any Parent Subsidiary is or may be entitled under the Obligations and any rights of set-off as between Parent and Obligee to the extent so permitted by applicable law.

17. Gross-Up. All sums payable by Parent pursuant to this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law. If any deductions or withholdings are required by law to be made from any such sums, Parent shall be obliged to pay to SPHI or the relevant Obligee such sum as will, after the deduction or withholding has been made, leave SPHI or the relevant Obligee (as the case may be) with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above.

IBERDROLA, S.A.

By:	/s/ Julián Martínez-Simancas Sánchez
Name:	Julián Martínez-Simancas Sánchez
Title	General Secretary and Secretary of the Board of Directors

SCOTTISH POWER HOLDINGS, INC.

By:	/s/ Terry F. Hudgens
Name:	Terry F. Hudgens
Title	President & CEO

By:	/s/ Susan M. Reilly
Name:	Susan M. Reilly
Title	Executive Vice President